UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1(b)(c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)


                             ----------------------
                                (Name of Issuer)



                           ---------------------------
                         (Title of Class of Securities)



                                ----------------
                                 (CUSIP Number)




             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)
|_|     Rule 13d-1(c)
|_|     Rule 13d-1(d)

                               Page 1 of 5 Pages

                                  SCHEDULE 13G

----------------------------                              ----------------------
CUSIP No. 732827100                                            Page 2 of 5 Pages
----------------------------                              ----------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Norske Skog Canada Pulp Operations Limited
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
        Not applicable                                                  (b) |_|
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Canada
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
           NUMBER OF                   0
            SHARES               -----------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY                    0
             EACH                -----------------------------------------------
           REPORTING             7     SOLE DISPOSITIVE POWER
            PERSON                     0
             WITH                -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------


                               Page 2 of 5 Pages

                                  SCHEDULE 13G

Item 1 (a)      Name of Issuer:

                Pope & Talbot, Inc.

Item 1 (b)      Address of Issuer's Principal Executive Offices:

                1500 SW First Avenue, Portland, Oregon 97201

Item 2 (a)      Name of Person Filing:

                Norske Skog Canada Pulp Operations Limited

Item 2 (b)      Address of Principal Business Office:

                9th Floor, 700 West Georgia Street, P.O. Box 10058 Pacific Centre, Vancouver, British Columbia V7Y 1J7

Item 2 (c)      Citizenship:

                Canada

Item 2 (d)      Title of Class of Securities:

                Common Stock, par value $1.00 per share

Item 2 (e)      CUSIP Number:

                732827100

Item 3          Not Applicable

Item 4          Ownership:

                (a)  Amount Beneficially Owned:  0
                (b)  Percent of Class:  0%
                (c)  Number of Shares as to which the person has:

                     (i)    Sole power to vote or to direct the vote:  0

                     (ii)   Shared power to vote or to direct the vote:  0

                     (iii) Sole power to dispose or to direct the disposition of: 0

                     (iv) Shared power to dispose or to direct the disposition of: 0


Item 5          Ownership of Five Percent or Less of a Class:                |X|

                               Page 3 of 5 Pages

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                Not Applicable

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certification:

                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   [June 15, 2001]



  /s/ Ralph Leverton
----------------------------------------------
Signature

Name:  Ralph Leverton
Title: Secretary


                               Page 5 of 5 Pages